EXECUTION COPY
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), by and between Design Within Reach, Inc., a Delaware corporation (the “Company”) and John Edelman (the “Executive”), is entered into effective as of July 28, 2014 (the “Effective Date”).
WHEREAS, on the date hereof, Herman Miller, Inc., a Michigan corporation (“Herman Miller”) is acquiring Company;
WHEREAS, prior to the date hereof, Executive served as the President and Chief Executive Officer of Company;
WHEREAS, the Company wishes to employ the Executive and for Executive to serve as its Chief Executive Officer, and the Executive wishes to continue to be so employed, subject to the terms of this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:
1.Employment.
1.1    Term. Subject to the termination provisions hereinafter set forth, the Company agrees to employ the Executive in accordance with the terms of this Agreement and the Executive agrees to accept such terms of employment, effective as of the Effective Date for a term of five (5) years (the “Initial Term”). Following the Initial Term, the term of employment under this Agreement shall be automatically renewed for successive one year periods (“Successive Terms”) unless either party gives written notice of nonrenewal no earlier than sixty (60) days and no later than thirty (30) days prior to the end of the Initial Term or any Successive Terms, as applicable. As used herein, the word “Term” shall mean the Initial Term and any Successive Terms, as the context may require.
1.2    At-Will Employment. Notwithstanding Section 1.1, the Executive’s employment with the Company shall be “at will,” and either the Executive or the Company may terminate the Executive’s employment at any time, for any reason, with or without Good Reason (as defined below) or with or without Cause (as defined below); provided, that such termination is subject to the termination provisions of Section 3 of this Agreement.
1.3    Positions. During the Initial Term and any Successive Terms, the Executive will serve as Chief Executive Officer of the Company, reporting directly to the Chief Executive Officer of Herman Miller. At all times during the Initial Term and any Successive Terms, the Executive shall be entitled to serve as a member of the Board of Directors of the Company (the “Board”) (and, at the request of Executive, the boards of directors of any subsidiary of the Company), and the Company shall take all actions necessary to appoint Executive to the Board and to obtain requisite shareholder approval.
1.4    Duties. The Executive will perform such duties and functions as are customarily performed by the Chief Executive Officer of an enterprise the size and nature of the Company and its subsidiaries, including the duties and functions from time to time assigned to him by the Board of Directors of the Company (the “Board”) as are commensurate with such positions. Without limiting the generality of the foregoing, the Executive will be responsible for all aspects of the Company’s performance, including strategy, research and development, business development, sales and marketing, operations, manufacturing, corporate development, information management, finance and corporate communications. Executive’s role with the Company will include broader responsibilities with respect to the management of the retail business of Herman Miller, and Executive will without additional compensation serve in such executive, officer and director roles within the group of companies including Herman Miller and its subsidiaries (the “Herman Miller Group”) as requested from time to time by the Chief Executive Officer of Herman Miller provided such positions duties and responsibilities are commensurate with the Executive’s position as Chief Executive Officer.
1.5    Place of Performance. The Executive’s principal place of employment throughout the Term shall be in the Stamford, Connecticut metropolitan area, subject to reasonable travel required from time to time for business purposes.
1.6    Time Devoted to Employment. The Executive will devote his best efforts and his full business time and services to the performance of his duties under this Agreement (excluding periods of paid time off) and will not engage in any other employment, occupation, consulting or other business activity that is related to the business in which the Company is now involved or in which it becomes involved during the Term and will not engage in any other activities that are reasonably expected to interfere with the Executive’s duties in accordance with this Agreement. Notwithstanding the foregoing, the Executive may (i) engage in charitable, community service and industry association activities, (ii) serve on the board of directors of other entities, and (iii) manage his own finances, so long as those activities do not interfere with the performance of his duties under this Agreement as determined by the Board. The Executive shall be permitted to retain all compensation in respect of any of the services or activities referred to in the preceding two sentences of this Section 1.6.
2.    Compensation. Equity. Expense Reimbursements and Benefits.
2.1    Base Salary. During the Term, the Executive shall receive an annual salary of $450,000 (such annualized base salary amount as increased from time to time hereinafter referred to as the “Base Salary”), paid in accordance with the Company’s customary payroll practices as in effect from time to time (but in no event less often than monthly)). The Board and the Executive Compensation Committee of the Board of Directors of Herman Miller (the “Compensation Committee”) shall review the Base Salary not less frequently than annually, which Base Salary may be increased (but not decreased) from time to time by the Board in its discretion, based upon the recommendations of the Compensation Committee.
2.2    Bonus. Executive will be entitled to a cash incentive bonus on the basis of his current plan in effect immediately prior hereto and attached as Exhibit A hereto, provided, however, such plan shall terminate effective August 31, 2014 and payment thereunder shall be paid to Executive in a lump sum payment promptly upon the financial closing of Company’s books for August 2014 and no later than September 30, 2014. Effective September 1, 2014, Executive shall be eligible for an annual cash incentive bonus calculated in accordance with the incentive bonus plan attached as Exhibit B.
2.3    Equity Incentive Compensation. On the Effective Date, the Executive shall be eligible to participate in the Company’s 2014 Equity Incentive Plan, a copy of which along with Executive’s initial Option Award Agreement on 198,700 shares are attached as Exhibit C or such successor equity compensation plans as may be adopted by the Company from time to time.
2.4    Expenses. During the Term, the Executive will be entitled to reimbursement by the Company for all expenses reasonably incurred by him in connection with the performance of his duties, including, without limitation, travel and entertainment expenses reasonably related to the business of the Company. All expenses shall be incurred and paid in accordance with the policies and procedures established from time to time by the Company.
2.5    Vacation. The Executive shall be entitled to not less than five (5) weeks of paid vacation per year.
2.6    Other Benefits. During the Term, the Executive shall be entitled to participate in any benefit plans, policies or arrangements sponsored or maintained by the Company from time to time for its executive employees, including paid time off, health care benefits, and 40 I(k) plan and such benefit plans, policies or arrangements shall be no less favorable than the benefit plans, policies or arrangements that the Company provides or makes available from time to time to similarly situated senior executives of the Company. Notwithstanding the foregoing, the Executive’s eligibility for and participation in any of the Company’s employee benefit plans, policies or. arrangements will be subject to the terms and conditions of such plans, policies or arrangements as they apply to other senior executives of the Company. Moreover, subject to the terms and conditions of such plans, policies or arrangements, the Company may amend, modify or terminate such plans, policies or arrangements at any time for any or no reason. Without limiting the foregoing, the Company shall pay the Executive’s annual dues for the Young President’s Organization and Executive shall be entitled to travel on business class for all travel scheduled to take four or more hours.
2.7    Office and Support Staff. During the Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments and with secretarial and support staff, consistent with Executive’s office and support staff in effect during Executive’s employment by Company prior to the Effective Date.
3.    Termination.
3.1    In General. The Company may terminate the Executive’s employment at any time by providing a written notice of a termination date pursuant to Section 3.5. The Executive may terminate his employment at any time upon written notice to the Company specifying the termination date, which must be at least thirty (30) but not more than ninety (90) days from the date of such notice. Upon any termination of the Executive’s employment with the Company for any reason: (i) the Executive (unless otherwise requested by the Board) concurrently will resign all director, officer and other positions he holds with respect to the Company, its subsidiaries or affiliates; (ii) the Company will pay to the Executive all accrued but unpaid Base Salary, any unpaid portion of the Annual Bonus earned for the prior year and all accrued and unused vacation or paid time off through the date of termination; and (iii) except as explicitly provided in this Section 3 or otherwise pursuant to any employee benefits plan and/or the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any similar state statute, all compensation and benefits will cease and neither the Company nor any of its affiliates will have any further liability or obligation to the Executive with respect to payments or benefits hereunder.
3.2    Termination without Cause or for Good Reason.
If the Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by the Executive for Good Reason and the Executive executes and does not revoke a general release of claims against the Company and its affiliates in a form generally then used by the Company that is consistent with the terms of this Agreement within sixty (60) days after such termination of employment (a “General Release”), in addition to the payments and benefits set forth in Section 3.1, the Company will (a) pay to the Executive, upon the last day of such sixty (60) day period (subject to any six-month delay required pursuant to Section 3.4), a lump sum cash amount equal to the sum of twelve (12) months of the Executive’s Base Salary plus a pro-rated portion of the maximum Annual Bonus for the then-current year (and any unpaid portion of the Annual Bonus earned for the prior year) based on the number of full and/or partial months worked by the Executive during the then-current year and (b) in the event that the Executive elects to receive continued health care, premium reimbursement for a period of twelve (12) months or until the date Executive obtains alternate full-time employment pursuant to which he is covered by a group health insurance plan or is otherwise no longer eligible for COBRA continuation coverage, whichever first occurs.
3.2.1    For purposes of this Agreement, “Cause” means the Executive:
(a)    has engaged in conduct that constitutes willful gross neglect or willful gross misconduct or willful gross malfeasance or fraud in the performance of the Executive’s duties under this Agreement;
(b)    has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the CEO of Herman Miller and the Board, after written notice is delivered to the Executive by the Company specifying the nature of the breach, and failure by the Executive to remedy the breach within thirty (30) days of receipt of the Company’s notice;
(c)    has willfully, substantially and habitually neglected to undertake good faith efforts to perform any material duty which is normally attached to his position (other than any such neglect resulting from his incapacity due to physical or mental illness), after written notice is delivered to the Executive by the Company specifying the nature of the breach, and failure by the Executive to remedy the breach within thirty (30) days of receipt of the Company’s notice;
(d)    has been convicted of a felony or a crime involving moral turpitude;
(e)    has willfully violated any material written policy of the Company after receiving written notice specifying the details of such violation, unless the Executive remedied such violation within thirty (30) days of receipt of such written notice;
(f)    has breached any material provision of this Agreement, after written notice is delivered to the Executive by the Company specifying the nature of such breach, and failure by the Executive to remedy such breach within thirty (30) days of receipt of the Company’s notice; or
(g)    has violated any statutory or common law duty of loyalty to the Company as determined in a final and non-appealable judgment by a court of competent jurisdiction.
3.2.2A    For purposes of this Agreement, no act or failure to act by the Executive shall be considered ‘‘willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution of the Board or upon the instructions of the CEO of Herman Miller or the Board or the Chairman of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Under no circumstances shall poor performance of the Executive be deemed to constitute Cause.
3.2.2    For purposes of this Agreement, “Good Reason” means:
(a)    the assignment to the Executive of any duties that are inconsistent with, or materially impair his ability to perform, the duties of his position hereunder, or a diminution in the Executive’s duties, authority, responsibilities or reporting relationships (after written notice is delivered to the Company by the Executive specifying the nature of the breach, and failure by the Company to remedy the breach within thirty (30) days of receipt of the Executive’s notice);
(b)    a reduction by the Company of the Executive’s Base Salary or a material reduction in the target annual incentive opportunity as of the Effective Date or as increased thereafter, or the failure to pay when due any amounts due under this Agreement;
(c)    a material breach by the Company of any provision of this Agreement (after written notice is delivered to the Company by the Executive specifying the nature of the breach, and failure by the Company to remedy the breach within thirty (30) days of receipt of the Executive’s notice);
(d)    any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company as required by Section 5.3;
(e)    any material reduction in the kind or level of employee benefits, fringe benefits or perquisites to which the Executive is entitled from time to time, (other than reductions in connection with changes made to the employee benefits plans themselves from time to time, provided such changes are applicable to all similarly situated employees of the Company) or a failure to provide any such benefits, fringe benefits or perquisites when due;
(f)    any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination within the meaning of Section hereof, and, otherwise in accordance with this Agreement, which, for purposes of this Agreement, shall be ineffective; or
(g)    the relocation of the Executive’s principal place of business outside of the Stamford, Connecticut metropolitan area, or the assignment to the Executive of unreasonable travel obligations.
3.3    Termination for Death or Disability. If the Board determines in good faith that a Disability (as defined below) of the Executive has occurred during the Term, it may provide the Executive with written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 14th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that the Executive shall not have returned to full-time performance of the Executive’s duties with or without reasonable accommodation prior to the Disability Effective Date. For purposes of this Agreement, “Disability’’ shall mean the Executive is unable to substantially perform, with or without reasonable accommodation, the Executive’s principal duties with the Company for ninety (90) consecutive days as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, except that, if the Executive does not agree with a determination of his Disability (or a failure to make such determination), the question of the Executive’s Disability will be subject to the certification of a physician jointly selected by the Executive or the Executive’s legal representation and the Company. The costs of the physician will be paid by the Company. If the Executive’s employment by the Company ceases due to a termination by reason of death or Disability, then the Company will provide to the Executive or his beneficiaries or other person described in Section 5.3 all wages earned through the date of such termination, plus any unpaid portion of the Annual Bonus earned for the prior year.
3.4    Section 409A. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the regulations issued under Section 409A of the Code) or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 3.4 shall be paid in a lump sum to the Executive without interest thereon and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
3.5    Notice of Termination. Any termination of the Executive’s employment hereunder by the Company shall be communicated by Notice of Termination to the Executive in accordance with this Section 3.5. For purposes of this Agreement, a “Notice of Termination” means a written notice authorized by the Chief Executive Officer of Herman Miller and a majority of the Board that states the specific termination provision of this Agreement relied upon, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination of the Executive’s employment under the provision so indicated, and specifies the date of termination of the Executive’s employment, which (other than for a termination by the Company with Cause) shall be not less than fourteen (14), nor more than thirty (30) days, from the date such Notice of Termination is received by the Executive.
4.    Restrictive Covenants. As consideration for all of the compensation and benefits to be provided, to the Executive pursuant to this Agreement, the Executive agrees to be bound by the provisions of this Section 4 (the “Restrictive Covenants”). The Restrictive Covenants will apply without regard to the reason for such termination, subject to Section 4.1.3 herein.
4.1    Covenant Not to Compete. The Executive covenants that, during the Term and for a period of twelve (12) months thereafter (the “Restricted Period”), he will not (except in his capacity as an employee or director of the Company) do any of the following directly or indirectly, anywhere in the United States, Canada, or Mexico, and each and every other country where the Business is then: conducted by (i) the Company, or (ii) any company in the Herman Miller Group that the Executive receives Confidential Information about or as to which he is or has been actively involved in as an officer, director, or otherwise as a high level executive in the Herman Miller Group (the “Restricted Territory”):
4.1.3    engage or participate in any business competitive with the Business (as defined below);
or
4.1.4    become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any business competitive with the Business; provided, however, that unless such holdings materially interfere with the Executive’s performance of his duties hereunder, Executive or his affiliates may hold up to 4.99% of the outstanding securities of any class of any publicly traded securities of any company and up to 4.99% of the outstanding securities of any class of any non-publicly traded company and such ownership shall not constitute a breach of this Section 4.1.2.
4.1.5    In the event of the Executive’s resignation without Good Reason or the expiration of this Agreement for any reason, then, during the Restricted Period, the Company shall, in its sole discretion, either: (i) continue to pay the Executive’s Base Salary until the termination of the Restricted Period, at a rate of 100% of the Executive’s Base Salary as in effect prior to the Executive’s termination of employment, payable at the times and on such terms consistent with the Company’s policies regarding compensation of the senior executives employed by the Company (subject to any required six-month delay under Section 3.4), until the Executive obtains employment with substantially similar salary and benefits to those in effect prior to the Executive’s termination of employment or (ii) waive the Restrictive Covenants in this Section 4.1 and in Section 4.2.1, provided that the Company shall inform Executive of its election of alternative (i) or (ii) at the commencement of the Restricted Period.
4.2    Covenant Not to Solicit. The Executive covenants that, during the Restricted Period and for twelve (12) months thereafter, he will not (except in his capacity as an employee or director of the Company) do any of the following, directly or indirectly, anywhere in the Restricted Territory:
4.2.1    solicit or call on for any purpose competitive with the Business any customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other business relation with whom (i) Company, or (ii) any member of the Herman Miller Group is then-engaging in the Business and about which Executive has received Confidential Information during his employment with the Company or has been actively involved in as an employee, officer, director, or otherwise as a high level executive in the Herman Miller Group or any such prospective customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person that that such company shall have identified and solicited during the six (6) months preceding the termination of the Executive’s employment by the Company and about which Executive has received Confidential Information during his employment with the Company or has been actively involved in as an employee, officer, director, or otherwise as a high level executive in the Herman Miller organization;
4.2.2    influence or attempt to influence any employee, consultant, customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person to terminate or adversely modify any written or oral agreement, arrangement or course of dealing with (i) the Company or (ii) any member of the Herman Miller Group relating to the Business and about which Executive has received Confidential Information during his employment with the Company or has been actively involved in as an employee, officer, director, or otherwise as a high level executive in the Herman Miller Group; or
4.2.3    solicit for employment any person who has been employed or retained as an executive, officer, or senior designer within the twelve (12) months preceding the termination of the Executive’s employment with the Company for any reason by (i) the Company or (ii) any entity in the Herman Miller Group (a) about which Executive has received Confidential Information during his employment with the Company, or (b) with which the Executive has been actively involved in his capacity as an employee, officer, director, or otherwise as a high level executive in the Herman Miller organization, except that the Executive’s solicitation of John McPhee shall not be a breach of this Section 4.2.
4.3    Covenant Not to Make Disparaging Statements. The Executive agrees not to make or publish any disparaging statements about Company, any member of the Herman Miller Group or any of their respective directors, officers, agents, employees or representatives, and the Company and Herman Miller agree not to make or publish any disparaging statements about the Executive; provided, however, that the foregoing shall not prohibit at any time the Company from reporting or commenting regarding the Executive’s business or professional conduct or actions occurring after the date of termination or the Company and/or the Executive from testifying truthfully in any judicial or administrative proceeding, responding truthfully to inquiries by any federal, state or local regulators or responding to statements by the other party that are in breach of this Section 4.3. Nothing contained in this Section 4.3 shall preclude either the Company or the Executive from enforcing their respective rights under this Agreement.
4.4    Confidentiality.
4.4.1    The Executive shall maintain in confidence and shall not, either during the Term or at any time after his employment with the Company, except as permitted under the terms of this Agreement or as otherwise agreed to by the Company, communicate or disclose to, or use for the benefit of the Executive or any other person or entity, any proprietary or confidential information, trade secret or know-how belonging to the Company or any member of the Herman Miller Group (collectively, the “Confidential Information”), whether or not such Confidential Information is in written or permanent form, except to the extent required to perform his duties described in this Agreement. Such Confidential Information includes, but is not limited to, all business information, trade secrets, information about products, processes and services, technological information, intellectual property, confidential records, pricing information, accounting, merchandising, or marketing information, sales techniques, client, customer or manufacturer lists, information about client requirements, terms of contracts with suppliers and clients, internal business procedures, business methods used or developed by or for the Company or any member of the Herman Miller Group, computer codes, hardware system information, planning and financial information, product development plans, marketing plans and future business plans, and Confidential Information of customers or other third parties that has been disclosed to the Company in confidence.
4.4.2    Notwithstanding the foregoing, the term Confidential Information shall not include any information that (i) is or becomes available in the public domain, including information that is publicly known or generally utilized by others engaged in the same business as the Company, other than as a result of a disclosure by Executive in violation of this Agreement; (ii) is known by the Executive prior to his employment with the Company (or any predecessor thereto) or is developed by Executive outside the scope of his duties, on behalf of the Company, without using any Confidential Information; or (iii) is or becomes available to Executive from a source other than the Company, any member of the Herman Miller Group provided that such source is not, to Executive’s actual knowledge, prohibited from disclosing such information by a contractual or fiduciary obligation to the Company. The foregoing obligations with respect to the Confidential Information extends to information belonging to customers and suppliers of the Company, any member of the Herman Miller Group who may have disclosed such information to the Company or the Executive as a result of the Executive’s status as an employee of the Company. Notwithstanding any provision to the contrary herein, Executive shall be permitted to disclose Confidential Information to the extent required to be disclosed by applicable law or legal or regulatory process, provided that Executive shall provide the Company (to the extent practicable and legally permissible) with prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy (at the Company’s sole expense), if it so chooses. In the event that such protective order or other remedy is not obtained, or the Company chooses not to seek such relief, the Executive agrees to furnish only that portion of the Confidential Information which the Executive believes is legally required to be disclosed and the Executive agrees to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information (provided that the Executive will not be required to expend any monies to do so).
4.4.3    Upon the termination of the Executive’s employment, or at any time when so requested by the Company, the Executive agrees to promptly return or destroy all documents of the Company and any other property in the Executive’s possession or control belonging to Company, and any other materials containing Confidential Information, including all copies of same, and records, notes, compilations or other matter relating thereto.
4.5    Ownership of Product Ideas and Assignment.
4.5.1    Product Ideas. The Executive will disclose to the Company, during the Term, all Product Ideas of which the Executive becomes aware. “Product Ideas” shall mean all ideas, inventions, copyrightable expressions, research, plans for products or services, marketing plans, original works of authorship, know how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and designs, whether or not eligible for patent or copyright protection, which relate to the Business, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive within the scope of Executive’s employment solely or jointly with other Company employees or consultants retained by Company during the Term. Product Ideas shall not include any of the foregoing which are made, conceived, expressed, developed, or actually or constructively reduced to practice by Executive on his or her own time without using Company’s equipment, supplies, facilities or trade secret information.
4.5.2    Ownership of Product Ideas and Assignment. The Executive acknowledges and agrees that the Product Ideas and any resulting patents or trademarks shall be the exclusive property of the Company, and that all of said Product Ideas shall be considered as ‘‘work made for hire” belonging to the Company. To the extent any such Product Ideas, under applicable law, may not be considered work made for hire by the Executive for the Company, the Executive hereby assigns and, upon its creation, automatically and irrevocably assigns to the Company, without any further consideration, all right, title and interest in and to such Product Ideas, including, without limitation, any copyright, other intellectual property rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. The Company shall have the exclusive right to use the Product Ideas, whether original or derivative, for all purposes without additional compensation to the Executive. At the Company’s expense, the Executive will assist the Company to perfect the Company’s rights in the Product Ideas and to protect the Product Ideas throughout the world, including, without limitation, promptly executing and delivering such patent, copyright, trademark or other applications, assignments, descriptions and other instruments and to take such actions for and on behalf of the Executive as may be necessary to vest title to and/or defend or enforce the rights of the Company in the Product Ideas.
4.6    Business. For purposes of this Agreement, “Business” means (i) the business of the design, manufacture, market, distribution and sale of furniture, lighting, textiles, rugs and accessories, for consumer and commercial markets, at wholesale and retail levels, including, without limitation, through brick and mortar stores, catalog, telephone and internet sales, and (ii) those other elements of the business of the Herman Miller Group that Executive receives Confidential Information about or as to which he is actively involved with as an officer, director or otherwise as a high level executive in the Herman Miller Group.
4.7    Acknowledgements. The Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position the Executive will hold within the Company. The Executive further acknowledges that the Restrictive Covenants are included herein in order to induce the Company to continue to employ the Executive pursuant to this Agreement and that the Company would not have entered into this Agreement in the absence of the Restrictive Covenants. Executive acknowledges that due to his envisaged role as an executive leader with the Herman Miller Group, he will be given access to confidential information from the entire Herman Miller Group and that he will be given detailed insight into the Herman Miller worldwide business.
4.8    Remedies and Enforcement upon Breach.
4.8.1    Specific Enforcement. The Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by the Executive, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
4.8.2    Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.
4.8.3    Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.
4.8.4    Disclosure of Restrictive Covenants. The Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that the Executive may work for during the Restricted Period.
5.    Code Section 409A.
5.1.4    This Agreement shall be interpreted, construed and administered in a manner that does not cause the Executive to incur federal tax liability under Section 409A of the Code and payments and benefits under this Agreement are intended to comply with or be exempt from the provisions of Section 409A of the Code. If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted in a manner consistent with such intent.
5.1.5    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a ‘‘termination,” ‘‘termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-l(h) of the Treasury Regulations.
5.1.6    Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the year next following the year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime.
5.1.7    For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.
5.2    Limitation on Payment and Benefits. Notwithstanding any provision of this Agreement to the contrary, in the event that any amount or benefit to be paid or provided under this Agreement or otherwise to the Executive constitutes a “parachute payment’’ within the meaning of Section 280G of the Code (as determined after considering any mitigating factors including, without limitation, a non-competition valuation), and but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then the totality of those amounts payable under Section 3.2.l of this Agreement shall be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Executive on an after-tax basis, of the greatest amount of such payments and benefits, notwithstanding that all or some portion of such amount may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree, any determination required under this provision shall be made in writing by a firm of independent public accountants selected by the Executive and reasonably acceptable to the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. The Company and the Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction of any amount required by this provision shall occur in the following order: (1) reduction of cash payments to the Executive under Section 3.2.l(a) of this Agreement or otherwise; and (2) reduction of other benefits paid or provided to the Executive under Section 3.2.l (b) of this Agreement or otherwise.
5.3    Other Agreements. The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Executive of his duties under this Agreement.
5.4    Successors and Assigns. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company shall require any such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, or, in the event the Company remains in existence, the Company shall continue to employ the Executive under the terms hereof. No rights or obligations of the Company under this Agreement may otherwise be assigned or transferred by the Company. As used in this Agreement, the “Company” shall mean the Company and any successor to its business and/or assets which assumes or is obligated to perform this Agreement by contract, operation of law or otherwise. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, estate, trustee, administrators, successors, heirs, distributees, devisees and legatees. The Executive may not assign this Agreement or any rights hereunder, or delegate his duties under this Agreement, without the prior written consent of the Company; however, in the event of the death of the Executive, all rights to receive payments hereunder shall become rights of the Executive’s devisee, legatee or other designee or the Executive’s estate.
5.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.
5.6    Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in New York, New York through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. However, nothing in this Section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arb*ation. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator. Each party in any such arbitration shall be responsible for its own attorneys’ fees and related costs and necessary disbursements; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, except as may be prohibited by law, it shall be entitled to recover reasonable attorneys’ fees and related costs and necessary disbursements; and provided further, however, that if the Executive is the prevailing party in the arbitration, the Executive shall be entitled to recover reasonable attorney’s fees and related costs and necessary disbursements.
5.7    Indemnification; Directors’ and Officers’ Liability Insurance. During the Term and thereafter, the Company shall indemnify the Executive to the fullest extent permitted and/or required by law for actions or omissions of the Executive during the Term as an officer, director or employee of the Company (or any of its affiliates) or as a fiduciary of any benefit plan of the foregoing, including, but not limited to, if the Executive is made a party, or compelled to testify or otherwise participate in any action, suit or proceeding, by reason of the fact that he is or was an officer, director or employee of the Company (or any of its affiliates) or as a fiduciary of any benefit plan of the foregoing. The Company will promptly advance to the Executive expenses incurred or to be incurred by him, including reasonable attorneys’ fees, to defend any indemnification-eligible proceeding prior to its final disposition, after receipt by the Company of a written request from the Executive for such advance, together with documentation reasonably acceptable to the Board, subject to an undertaking by the Executive to pay back any advanced amounts for which it is determined that the Executive was not entitled to indemnification. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive shall give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding, and the Executive shall cooperate with such defense. During the Term (and thereafter for the period of any applicable statute of limitations), the Company and its Affiliates shall cover the Executive under its directors’ and officers’ liability insurance policy to the extent it and its Affiliates covers its other officers and directors.
5.8    No Mitigation; No Set-Off. In the event of any termination of the Executive’s employment, he shall be under no obligation to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits provided, to the Executive under any of the provisions of this Agreement. The Company’s obligation to make the payments, and provide the benefits, provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by (a) any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others, or (b) any remuneration or benefits attributable to any subsequent employment with an unrelated person, or any self-employment, that the Executive may obtain. Any amounts due under Section 5 are considered reasonable by the Company and are not in the nature of a penalty.
5.9    Waivers; Separability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
5.10    Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:
If to Company, to:
c/o Herman Miller, Inc.
855 East Main Street
Zealand, MI 45464
Attention: Tim Lopez
Facsimile: (616) 654-7221
With a copy to:
Foley & Lardner LLP
Attention: Kevin D. Makowski
777 East Wisconsin Avenue
Milwaukee, WI 53202
Tel: 414-297-5637
Fax: 414-297-4900
If to the Executive, to:
John Edelman
133 Spring Valley Road Ridgefield, CT 06877
Tel: 203-438-3955
With a copy to:
White & Case LLP
Attention: Nazim Zilkha
1155 Avenue of the Americas
New York, NY l 0036
Tel: (212) 819-8998
Fax: (212) 354-81 13
Or to such other address as may be specified in a notice given by one party to the other party hereunder.
5.11    Entire Agreement; Amendments. This Agreement and the referenced Equity Plan and agreements contain the entire agreement and understanding of the parties with respect to the Executive’s employment, and supersede and replace all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter, including but not limited to the Employment Agreement, dated as of December 14, 2009, by and between DWR and the Executive. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
5.12    Withholding. The Company will withhold from any payments due to the Executive hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.
5.13    Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
5.14    Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.
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IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the Effective Date.
DESIGN WITHIN REACH, INC.

By:
Name:
Title:
Date:

John Edelman
Date:

EXHIBIT A
INTERIM BONUS PLAN
See Attachment.
EXHIBIT B
FISCAL YEAR 2015 BONUS PLAN
Effective September 1,2014, Executive shall be eligible for an annual cash incentive bonus for fiscal year 2015 calculated in accordance with the HM Springboard, Inc. Executive Incentive Cash Bonus Plan (the “Plan”). For purposes of calculating Executive’s Earned Bonus under the Plan:

•	Plan EBITDA for the Plan Year shall be agreed to by Executive and the Company on or before August 11, 2014.

•	Executive’s Target Bonus Percentage shall be 60%

•	The Bonus Interval shall be an amount equal to 20% of Plan EBITDA

•	Any Earned Bonus shall be pro rated for the partial Plan Year from September 1,2014 through May 31,2015
Any Earned Bonus shall be paid 75% in the form of cash and 25% in the form of shares of HM Springboard’s common stock, par value $0.001 per share, which shall be subject to the terms and conditions set forth in the Stockholders’ Agreement between Executive and HM Springboard, Inc.. The number of shares issued with respect to any Earned Bonus shall be based on the fair market value of the common stock as established by the then most recent Annual Appraisal (as defined in the Stockholders’ Agreement) or Alternative Appraisal (as defined in the Stockholders’ Agreement)
EXHIBIT C
EQUITY INCENTIVE PLAN